Exhibit 10.37

Summary of Compensation For Named Executive Officers 2016*

In February 2016, the Compensation Committee of the Board of Directors established 2016 salary and target bonus applicable to our executive officers as follows:

Named Executive	2016 Base Salary($)	2016 Target Bonus($)
Charles M. Dauber	350,000	175,000
William C. Miller	210,000	100,000
Neal T. Hare	160,000	100,000
James J. Steffek	160,000	100,000
William B. Brod	200,000	60,000